Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Guardion Health Sciences, Inc., a Delaware corporation (the “Company”), and the individual identified on Exhibit A attached hereto (the “Employee”), effective as of the Effective Date (as defined in Exhibit A).

RECITALS

WHEREAS, the Company is a publicly held and listed specialty health sciences company (i) that develops medical foods and medical devices primarily in the ocular health marketplace and (ii) that has developed and is developing nutraceuticals and other supplements for consumer use; and

WHEREAS, from and after the date hereof, the Company desires to retain the services of the Employee pursuant to the terms and conditions set forth herein and the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

AGREEMENT

1. Term of Agreement. This Agreement will be effective on the Effective Date. The initial term of the Executive’s employment shall be for the period as set forth on Exhibit A attached hereto (the “Initial Term”); provided that, at the end of the Initial Term, the term of this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term” and collectively with the Initial Term, the “Term”), unless either party provides written notice to the other of a non-renewal of the Term no less than sixty (60) days prior to the commencement of a Renewal Term. The Employee’s employment shall terminate upon a non-renewal of the Term, unless terminated sooner pursuant to Section 5 of this Agreement.

2. Position and Duties. During the Term, the Employee shall serve the Company in the position and perform the duties as are set forth on Exhibit A attached hereto. The Employee shall report to the Company’s Board of Directors (“Board”) and any committee thereof. Company shall also appoint the Employee to the Board on the Effective Date and shall nominate the Employee to serve on the Board at any meeting of the Company’s stockholders where voting for the Board is being held. Notwithstanding the foregoing, in the event the Employee’s employment is terminated for any reason whatsoever, then the Employee shall be deemed to have resigned from all officer and director position effective on the termination date. Employee’s location of employment shall be as described on Exhibit A.

3. Full Business Time and Attention. Except as otherwise set forth in this Agreement, the Employee shall (a) devote all of his business time, attention, skill and energy to the duties and responsibilities of the Employee’s position (allowing for management of his personal affairs that do not interfere with his duties and responsibilities to the Company); (b) service the Company faithfully, diligently and to the best of the Employee’s ability; (c) use the Employee’s best reasonable efforts to promote the success of the Company; and (d) cooperate fully with the Board or any committee thereof, or any advisor to the Company, in the advancement of the Company’s best interests to assure full and efficient performance of the Employee’s duties hereunder.

 4. Compensation and Benefits. During the Term:

a. Base Salary. The Employee shall be paid the annual base salary set forth on Exhibit A attached hereto, or such greater amount as may be determined by the Board from time to time in its sole discretion, payable in equal periodic installments according to the Company’s customary payroll practices, but not less frequently than monthly, subject to applicable deductions and withholdings (the “Base Salary”). The Base Salary may be increased but not decreased without the Employee’s written consent.

b. Benefits. The Employee shall, during the Term, be eligible to participate, commensurate with the Employee’s position, in such retirement, health and welfare, life insurance, fringe and other employee benefit plans, policies or programs that the Company generally maintains or may establish in the future for its full-time, benefit-eligible employees (collectively, the “Benefits”). Notwithstanding the foregoing, the Company may amend, discontinue or terminate at any time any Benefits now existing or hereafter adopted and will not be required to compensate the Employee for any reduction in Benefits due to or arising from any such amendment, discontinuance or termination. The Benefits in which the Employee may participate during the Term shall be governed by the plan document or other written instrument setting forth the terms and conditions of such Benefits, as applicable.

c. Bonus. During the Term commencing on the Effective Date, the Employee shall have an annual target cash bonus opportunity of no less than his Base Salary (the “Bonus”), based on the achievement of Company and individual performance objectives to be determined in good faith by the Board in advance and in consultation with the Employee (the “Performance Objectives”). The Board shall determine, in its sole discretion, whether the Performance Objectives have been achieved. Any Bonus shall be subject to applicable deductions and withholding and shall be paid to the Employee in the calendar year immediately following the calendar year for which the Performance Objectives are established. Except as otherwise provided in Section 5, Employee’s continued employment through the date such a Bonus is earned is a condition precedent to earning such a Bonus.

d. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement or Company policy.

e. Reimbursement. If the Company is required to restate its financial statements due to material non-compliance with the Company’s financial reporting requirements under federal securities laws as a result of misconduct committed by the Employee, the Employee will be required to reimburse the Company for any bonuses advanced to and profits received by the Employee from sale of Company securities during the twelve (12) months after such financial information was initially reported.

f. Equity Incentive Compensation. The Employee shall be entitled to participate, commensurate with the Employee’s position, in the Guardion Health Systems, Inc. 2018 Omnibus Equity Incentive Plan (together with any successor plan, the “Incentive Plan”), on such terms as are further described on Exhibit A attached hereto and at the sole discretion of the Board. Any award shall be granted, and shall be governed by, the terms and conditions of the Incentive Plan, as may be amended from time to time, and the terms and conditions of the applicable award agreement, including any vesting conditions or payment conditions included therein. As a condition precedent to receiving an award under the Incentive Plan, the Employee agrees to execute and deliver to the Company an award agreement provided to the Employee by the Company.

g. No Additional Compensation. The Employee understands and agrees that the Employee shall not be entitled to any compensation other that the compensation set forth herein, for work performed for the Company or a subsidiary, affiliate, partner or joint venture of the Company, unless agreed to in writing by both parties and approved by the Board.

h. Expenses. The Company shall pay on behalf of the Employee (or reimburse Employee for) reasonable documented expenses necessarily incurred by Employee in the performance of Employee’s duties under this Agreement and, in accordance with the Company’s existing policies and procedures pertaining to the reimbursement of expenses to employees in general. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Section 4.h does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (as defined below): (i) the amount of expenses eligible for reimbursement provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

5. Termination of Employment.

a. By the Company. The Company may terminate the Term and Employee’s employment, for any of the following reasons:

i.	Death. The Term shall terminate immediately upon the death of the Employee.

ii.	Disability. The Company may terminate the Term and the Employee’s employment with the Company immediately upon a determination of Disability. For purposes of this Agreement the Employee has a “Disability” if, for physical or mental reasons, the Employee is, or will be, unable to perform the essential duties required of the Employee under this Agreement, even with a reasonable accommodation, for a period of four (4) consecutive months or a period of one-hundred twenty (120) days during any twelve (12) month period. In the event of a dispute over whether Employee has a “Disability” within the meaning of this Agreement, such a dispute shall be determined by an independent medical professional mutually acceptable to the parties. If requested by the Company, the Employee shall submit to a reasonable number of examinations by the independent medical professional making the determination of Disability.

iii.	For Cause. The Company may terminate the Term and the Employee’s employment with the Company at any time for Cause. For purposes of this Agreement and the Incentive Plan, “Cause” shall mean: (1) Employee’s conviction of or plea of guilty or nolo contendere to a felony, or any other crime involving moral turpitude or which results in material harm to the Company, (2) Employee’s fraud against the Company or any breach of fiduciary duty owed to the Company, (3) Employee’s theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or engagement in misconduct, that is materially injurious to the Company, (4) Employee’s negligence or misconduct in the performance of Employee’s duties under this Agreement, (5) Employee’s repeated failure to adhere to or follow the lawful directions of the Board, which failure, if capable of being cured, is not cured to the Board’s reasonable satisfaction within twenty (20) business days after written notice thereof to the Employee, and (6) Employee’s material breach of this Agreement, including any material violation of any of the restrictions set forth in Section 7, or any Company policies, including the Company’s Code of Ethics and restrictions on trading in the Company’s common stock in violation of the Company’s applicable policies and without approval of the Company counsel, which breach or violation, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) business days after written notice thereof to the Employee.

iv.	Without Cause. The Company may terminate the Term and the Employee’s employment at any time without Cause by providing the Employee with thirty (30) days’ prior written notice; provided, that during such thirty (30) day notice period, the Company may, in its discretion, place restrictions upon the Employee’s contact with the employees, customers and other business-related parties, and may in its discretion place Employee on paid leave.

b. By Employee. The Employee may terminate the Term and his employment with the Company for any of the following reasons:

i.	For Any Reason. Upon sixty (60) days’ prior written notice delivered at any time, the Employee may terminate the Term and his employment hereunder, for any reason or no reason at all.

ii.	For Good Reason. The Employee may terminate the Term and Employee’s employment hereunder for “Good Reason” (as hereinafter defined). For purposes of this Agreement and the Incentive Plan, “Good Reason” shall mean any one of the conditions set forth below, so long as (1) Employee has provided written notice to the Company of the existence of such condition within sixty (60) days of his initial knowledge of its existence, (2) the Company has not remedied the condition caused by the occurrence within thirty (30) days of such notice or such longer period as may be reasonably necessary, to the extent such condition is capable of being cured, and (3) the Employee gives a notice of his termination of employment within thirty (30) days after the end of such thirty (30) day period to remedy such condition. The following conditions will constitute “Good Reason”: (A) a material diminution in the Employee’s duties, responsibilities or authority; (B) an uncured material breach by the Company of this Agreement; or (C) the Company materially reduces the Employee’s Base Salary, as in effect from time to time, without the Employee’s prior written consent.

c. Compensation and Benefits Upon Termination. The Company will pay to Employee the following amounts following termination of the employment relationship. As referred to herein, except for Base Salary and Benefits accrued through the date of termination, which will be paid within the time frame required by applicable law in any event, the payments referenced below are referred to herein as “Severance Benefits.”

i.	Death. Within thirty (30) days following the termination of the Term due to the Employee’s death, the Company shall pay to the Employee’s estate the Employee’s Base Salary, any Bonus for the year prior to the year in which the Employee’s death occurs (to the extent unpaid, once calculable and payable) and Benefits accrued and vested under the terms of the applicable plan or policy through the date of the Employee’s death. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to the Employee, including under any other agreement, except as required by applicable law.

ii.	Disability. Within thirty (30) days following the termination of the Term due to the Employee’s Disability, the Company shall pay to the Employee the Employee’s Base Salary, any Bonus for the year prior to the year in which the Employee’s termination due to Disability occurs (to the extent unpaid, once calculable and payable) and Benefits accrued and vested under the terms of the applicable plan or policy through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee, including under any other agreement, except as required by applicable law.

iii.	For Cause. Upon termination of the Term for Cause, the Company shall pay to the Employee the Employee’s Base Salary and Benefits accrued and vested under the terms of the applicable plan or policy through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee, including under any other agreement, except as required by applicable law.

iv.	Without Cause; Non-Renewal of Term by the Company; Change in Control In the event that either (x) the Company terminates the Term and the Employee’s employment without Cause, (y) the Term expires after a notice of non-renewal is delivered by the Company (as described in Section 1), or (z) Employee’s employment is terminated following a Change in Control (as defined in the Incentive Plan), the Company shall pay or provide to the Employee, subject to paragraph (vii) below: (1) twelve (12) months’ Base Salary, subject to applicable deductions and withholdings; (2) the Bonus for the year prior to the year in which the termination occurs, to the extent unpaid (once calculable and payable); (3) the Bonus for the year in which the termination occurs, based on actual performance and prorated based on the number of days in such year prior to the date of termination; and (4) the Employee’s Base Salary and Benefits accrued and vested under the terms of the applicable plan or policy through the date of the Employee’s termination. Item (1) above shall be paid in accordance with the Company’s payroll practices in effect from time to time, but not less frequently than monthly provided that the first payment shall commence within forty-five (45) days of the Employee’s termination date (however, if such forty-five (45) day period spans two calendar years, the payments shall commence in the second calendar year), Item (2) shall be paid at the same time as paid to other executives, Item (3) above shall be paid in the calendar year following the year with respect to which the Bonus relates, at the same time that such bonuses are paid to other Company executives; provided, however, the Employee meets the criteria for such a bonus, and Item (4) above shall be paid on the pay date immediately following the Employee’s termination date. Notwithstanding the foregoing, the employee shall only be entitled to the payment of Items (1) through (4) above if the Employee is not in material violation of any of the restrictions set forth in Section 7 by the time of payment, which breach or violation, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) business days after written notice thereof to the Employee. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee, including under any other agreement, except as required by applicable law.

v.	For Any Reason. In the event the Employee terminates his employment with the Company during the Term for any reason other than Good Reason, the Company shall pay to the Employee the Employee’s Base Salary and Benefits accrued and vested under the terms of the applicable plan or policy through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee for duplicative payments or benefits under any other agreement, except as required by applicable law.

vi.	Resignation For Good Reason. If the Employee terminates the Term and the Employee’s employment for Good Reason, the Company shall pay or provide to the Employee, subject to paragraph (vii) below: (1) twelve (12) months’ Base Salary, subject to applicable deductions and withholdings; (2) the Bonus for the year prior to the year in which the termination occurs, to the extent unpaid; (3) the Bonus for the year in which the termination occurs, based on actual performance and prorated based on the number of days in such year prior to the date of termination; and (4) the Employee’s Base Salary and Benefits accrued and vested under the terms of the applicable plan or policy through the date of termination. Item (1) above shall be paid in accordance with the Company’s payroll practices in effect from time to time, but not less frequently than monthly provided that the first payment shall commence within forty-five (45) days of the Employee’s termination date (however, if such forty-five (45) day period spans two calendar years, the payments shall commence in the second calendar year), Item (2) above shall be paid at the same as the Bonus is paid to other executives, Item (3) above shall be paid in the calendar year following the year with respect to which the Bonus relates, at the same time that such bonuses are paid to other Company executives; provided, however, the Employee meets the criteria for such a bonus, and Item (4) above shall be paid on the pay date immediately following the Employee’s termination date. Notwithstanding the foregoing, the employee shall only be entitled to the payment of Items (1) through (4) above if the Employee is not in material violation of any of the restrictions set forth in Section 7, by the time of payment, which breach or violation, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) business days after written notice thereof to the Employee. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee under any other agreement, except as required by applicable law.

vii.	Release. As an additional prerequisite and condition precedent in order to be entitled to and receive the Severance Benefits described in Section 5(b)(iv) and (vi) above (which, as noted, are those amounts in excess of Base Salary and Benefits accrued and vested under the terms of the applicable plan or policy through the date of termination), the Employee must execute, deliver to the Company, and not revoke (to the extent the Employee is allowed to do so) a Release (as defined below) within forty-five (45) days of the date of the Employee’s termination of employment (the “Release Period”). “Release” shall mean a release of all claims that the Employee has or may have against the Company, the Board, any of its subsidiaries or affiliates, or any of its employees, directors, officers, employees, agents, consultants, advisors, plan sponsors, administrators, successors, fiduciaries, accountants or attorneys, arising out of the Employee’s employment with, and termination of employment from, the Company, except for any claims to enforce the terms of this Agreement and the then-applicable terms of any other written agreement, plan or arrangement of the Company or any of its subsidiaries or affiliates, any claims for unemployment or workers’ compensation benefits by Employee, and any other claims that may be not be released as a matter of law. The Release shall not impose any additional restrictions on the Executive’s post-employment activities, shall be in a form that is otherwise reasonably acceptable to the Company or the Board, and shall not be required if it is not delivered in executable form by the Company to the Employee within twenty (20) business days of the date of Employee’s termination. Notwithstanding anything to the contrary in this Agreement, if the Release Period straddles two calendar years, no Severance Benefits shall be paid to the Employee until the second calendar year (with any missed Severance Benefit payments being paid to the Employee on the first payroll date occurring in the second calendar year).

viii.	COBRA Continuation Coverage. To the extent that Employee’s termination of employment with the Company constitutes a qualifying event and the Employee is then a qualified beneficiary under a group health plan maintained by the Company, the Employee shall be afforded continuation coverage rights in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company or the plan administrator of any group health plan(s) under which the Employee has COBRA rights shall provide the Employee with any requisite COBRA notices and election forms at the appropriate times and within the appropriate time frames following the Employee’s qualifying event. The Employee shall have the sole responsibility for timely electing and timely paying the premiums for COBRA continuation coverage.

6. Indemnification and Insurance.

a. Indemnification. The Employee shall be indemnified (and advanced expenses) to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company.

b. D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place by the Company, during the Term providing coverage to the Employee. The Company shall use commercially reasonable efforts to ensure that coverage under such policy (or policies) is no less favorable to Employee in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former senior executives or directors of the Company.

7. Restrictive Covenants.

a. Confidentiality. The Employee acknowledges that the Confidential Information (as defined below) is a valuable, special, sensitive and unique asset of the business of the Company, the continued confidentiality of which is essential to the continuation of its business, and the improper disclosure or use of which could severely and irreparably damage the Company. The Employee agrees, for and on behalf of himself, the Employee’s legal representatives, and the Employee’s successors and assigns that all Confidential Information is the property of the Company (and not of the Employee). The Employee further agrees that during the Term and at all times thereafter, the Employee (i) will continue to keep all Confidential Information strictly confidential and not disclose the Confidential Information to any other person or entity and (ii) shall not, directly or indirectly, disclose, communicate or divulge to any person, or use or cause or authorize any person to use any Confidential Information, except as may be used in the performance of the Employee’s duties hereunder in compliance with this Agreement and in the best interests of the Company. “Confidential Information” means all information, data and items relating to the Company (or any of its customers) which is valuable, confidential or proprietary, including, without limitation, information relating to the Company’s software, software code, accounts, receivables, customers and customer lists and data, prospective customers and prospective customer lists and data, Work Product, vendors and vendor lists and data, business methods and procedures, pricing techniques, business leads, budgets, memoranda, correspondence, designs, plans, schematics, patents, copyrights, equipment, tools, works of authorship, reports, records, processes, pricing, costs, products, services, margins, systems, software, service data, inventions, analyses, plans, intellectual property, trade secrets, manuals, training materials and methods, sales and marketing materials and compilations of and other items derived (in whole or in part) from the foregoing. Confidential Information may be in either paper, electronic or computer readable form. Notwithstanding the foregoing, “Confidential Information” shall not include information that: (i) becomes publicly known without breach of the Employee’s obligations under this Section 7(a), or (ii) is required to be disclosed by law or by court order or government order; provided, however, that if the Employee is required to disclose any Confidential Information pursuant to any law, court order or government order, (x) the Employee shall promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, (y) the Employee shall reasonably cooperate with the Company to obtain such a protective order at the Company’s cost and expense, and (z) if such order is not obtained, or the Company waives compliance with the provisions of this Section 7(a), the Employee shall disclose only that portion of the Confidential Information which the Employee is advised by counsel that the Employee is legally required to so disclose. The Employee will notify the Company promptly and in writing of any circumstances of which the Employee has knowledge relating to any unauthorized possession or use of any Confidential Information by any Person.

b. Immunity Notice. The Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should the Employee file a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, if the Employee: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

c. Return of Company Property. The Employee will deliver to the Company at the termination of the Employee’s employment with the Company, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts, Confidential Information, Work Product, software, documents and data (and all electronic, paper or other copies thereof) belonging to the Company, which the Employee may then possess or have under the Employee’s control. However, nothing in this Agreement or elsewhere shall prohibit the Employee from retaining (and using appropriately) copies of documents relating to his personal rights and obligations.

d. Intellectual Property Rights. The Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company of its actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company (collectively, the “Work Product”) belong to the Company. All Work Product created by the Employee while employed by the Company (whether or not on the premises) will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product, including but not limited to all of the Employee’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company. The Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

e. Non-Competition during Employment. While employed by the Company, the Employee shall not, directly or indirectly, enter into the employment of, render any services to, engage, manage, operate, join, or own, or otherwise offer other assistance to or participate in, as an officer, director, employee, principal, agent, proprietor, representative, stockholder, partner, associate, consultant, sole proprietor or otherwise, any employer other than the Company. Employee may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with an entity that is engaged in the Business only so long as the Employee is not an officer, director, affiliate, employee, advisor or consultant or otherwise maintains voting control or influence, whether by shareholding, contract or otherwise, of such entity. For purposes of this Section 7, “Business” means the business of the Company and its subsidiaries as described in the recitals to this Agreement, the actual business of the Company and its subsidiaries as conducted during Executive’s employment or as of the date of termination, and any anticipated business considered by the Board towards which the Company or any subsidiaries thereof has taken material steps or incurred material expenditures in furtherance thereof prior to the termination date, of which Employee is aware.

f. Non-Competition following Employment. For a period of one year following the termination of Executive’s employment for any reason, Executive will not, in any geographic region for which Executive had direct or indirect responsibility on behalf of the Company or in any geographic region for which Executive had Confidential Information, perform duties or services for a Direct Competitor, whether as an employee, consultant, principal, advisor, board member or any other capacity, that are substantially similar to the duties or services Executive performed for the Company at any time during the last twenty-four months of Executive’s employment with the Company. “Direct Competitor” means any person, entity, or other business concern that offers or plans to offer products or services that are materially competitive with the Business.

g. Non-Solicitation. While employed by the Company and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, whether for the Employee’s own account or for the account of any other person or entity, (i) attempt to or solicit for hire or engagement any person who is employed by or engaged by the Company or any of its subsidiaries with whom the Employee worked or about whom the Employee had Confidential Information within the twenty-four months prior to termination of employment, or solicit or attempt to solicit any such person to terminate employment or engagement with the Company or any of its subsidiaries, or (ii) endeavor to entice away from the Company, or otherwise solicit or interfere with (whether by reason of cancellation, withdrawal, modification of relationship or otherwise), any actual or prospective relationship of the Company or any of its subsidiaries, with respect to any person or entity that is an actual or bona fide prospective licensee, landlord, customer, supplier, or client of the Company or any of its subsidiaries (or other person with which the Company or any of its subsidiaries had an actual or prospective bona fide business relationship), with which Executive had any contact on behalf of the Company within the last twenty-four months of Executive’s employment with the Company or about which Executive had any Confidential Information. However, the Employee shall not be deemed to be in violation of this Section 7 if he hires an individual who responds to a general, non-targeted advertisement of employment.

h. Non-Disparagement. The Parties agrees that neither will make or publish any statement or communication which is false, negative, unflattering or disparaging with respect to the other Party or any of his or its respective affiliates and/or any of his or its respective direct or indirect shareholders, officers, directors, members, managers, employees or agents. The foregoing shall not be violated by (i) statements as required in response to legal proceedings or governmental investigations (including, without limitation, depositions in connection with such proceedings), (ii) statements made in the context of prosecuting or defending any legal dispute (whether or not litigation has commenced) as between the Employee on the one hand and the Company on the other, and (iii) truthful information that is required or authorized to be disclosed by applicable law or Company policy.

i. Non-Interference with Employee’s Agency Rights. The Employee understands that the terms of this Agreement, including the provisions regarding confidentiality and non-disparagement, are not intended to interfere with or waive any right (if any such right otherwise existed) to file a charge, cooperate, testify or participate in an investigation with any appropriate federal or state governmental agency, including the ability to communicate with such agency, such as, but not limited to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other securities regulatory agency or authority, or any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”), whether in connection with reporting a possible securities law violation or otherwise, without notice to Company. This Agreement further does not limit the Employee’s right to receive a bounty or reward for information provided to any such Government Agencies, to the SEC staff, or to any other securities regulatory agency or authority.

j. Rationale and Consideration for and Scope of Covenants. If any of the covenants contained in this Section 7 are held to be invalid or unenforceable due to the unreasonableness of the time, geographic area, or range of activities covered by such covenants, such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants. The Employee agrees that the Employee’s services hereunder are of a special, unique, extraordinary and intellectual character and the Employee’s position with the Company places the Employee in a position of confidence and trust with the customers, suppliers and employees of the Company. The Employee and the Company agree that, in the course of employment hereunder, the Employee has and will continue to develop a personal relationship with the Company’s customers, and a knowledge of these customers’ affairs and requirements as well as Confidential Information developed by the Company after the date of this Agreement. The Employee agrees that it is reasonable and necessary for the protection of the goodwill, confidential and proprietary information, and legitimate business interests of the Company that the Employee make the covenants contained herein, and that these covenants are a material inducement for the Company to employ or continue to employ the Employee and to enter into this Agreement. For the avoidance of doubt, for purposes of this Section 7, the term “Company” includes Guardion Health Sciences, Inc. and each of its other direct and indirect subsidiaries.

k. Representations and Warranties.

i.	Other Agreements. Employee hereby represents and warrants that, except as Employee has disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee’s work for the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

ii.	Others’ Confidential Information. Employee hereby represents and warrants that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employees in confidence or in trust prior to Employee’s work for the Company, and Employee will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

iii.	Original Work. Employee hereby represents and warrants that all of the product resulting from Employee’s work for the Company will be original (other than work product that is derived from the work product of others, which is clearly such or that Employee identify as such), and will not infringe the rights of any third party, including, without limitation, intellectual property rights, such as rights pertaining to patents, trademarks, copyrights and trade secrets.

iv.	No Prior Employment Obligations. Employee hereby represents and warrants that he has no obligations with respect to his prior employment, including, without limitation, assisting with any litigation or claims made regarding his prior employment.

l. Remedies.

i.	The Employee consents and agrees that if the Employee violates any covenants contained in this Section 7, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company shall be entitled to seek an injunction restraining the Employee from committing or continuing any such violation of this Section 7. Nothing in this Agreement shall be construed as prohibiting the Company or the Employee from pursuing any other remedies including, without limitation, recovery of damages. The Employee acknowledges that Company and each of its direct and indirect subsidiaries is an express third-party beneficiary of this Agreement and that it/they may enforce these rights as a third-party beneficiary. The Company has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection and are enforceable under the Bankruptcy Code. In the event of the breach by the Employee of any of the provisions of this Section 7, the Company shall be entitled, in addition to all other available rights and remedies, to terminate the Employee’s employment hereunder for Cause, as defined herein. The Company may assign the restrictive covenants set forth in this Section 7 in connection with the acquisition of all or substantially all of the assets of the Company and its subsidiaries, and any such assignee or successor shall be entitled to enforce the rights and remedies set forth in this Section 7. The Employee acknowledges and agrees that the restricted periods identified above shall be tolled on a day for day basis for all periods in which the Employee is found to have violated such provision so that the Company receives the full benefit of the restricted period to which the Employee has agreed.

ii.	In addition, and without limitation to the foregoing, except as required by law, if (A) the Company files a civil action against the Employee based on the Employee’s alleged breach of the Employee’s obligations under Section 7 hereof, and (B) a court of competent jurisdiction issues a judgment that the Employee has breached any of such obligations and has issued injunctive relief, then the Employee shall promptly repay to the Company any such Severance Benefit payments the Employee previously received pursuant to Section 5(c) in excess of the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination, and the Company will have no obligation to pay any of such Severance Benefits or other excess amounts that remain payable by the Company under Section 5.c.

8. Notice. Any notice required or desired to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Company:	Guardion Health Sciences, Inc.
15150 Avenue of Science
Suite 200
San Diego, CA 92128
Attn: Chairman of the Board of Directors

If to Employee:	4024 Branard Street
Houston, TX 77027
bdscholtes@gmail.com

Notice shall be deemed given on the date it is deposited in the United States mail, first class postage prepaid and addressed in accordance with the foregoing, or the date otherwise delivered in person, or the date sent by electronic mail, whichever is earlier. The address to which any notice must be sent may be changed by providing written notice in accordance with this Section 8.

9. General Provisions.

a. Amendments. This Agreement (together with its Exhibits) contains the entire agreement between the parties regarding the subject matter hereof. No agreements or representations, verbal or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. This Agreement may only be altered or amended by the express mutual written consent of the Company and the Employee. In the event of any conflict between the provisions of this Agreement and the provisions of any Incentive Plan agreement, the provisions of this Agreement shall control to the extent they are more favorable to the Employee.

b. Applicable Law; Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of Texas regardless of the conflict of laws rules or statutes of any jurisdiction. The parties agree that any claim or controversy arising under this Agreement or otherwise in connection with Employee’s employment with the Company shall be brought in the state or federal courts in the County of Los Angeles, California. No choice of law rule of the state of California, the state of Texas, the United States of America or of any other jurisdiction shall be applied so as to cause the substantive laws of any jurisdiction other than Texas and the United States of America to govern or to be applied in connection with any of the foregoing matters.

c. Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators or other legal representatives or assigns. This Agreement will not be assignable by the Employee, but shall be assigned by the Company in connection with the sale, lease, license, assignment, merger, consolidation, share exchange, liquidation, transfer, conveyance or other disposition (whether direct or indirect) of all or substantially all of its business and/or assets in one or a series of related transactions (individually and/or collectively, a “Fundamental Transaction”). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Employment Agreement. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Employment Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Employment Agreement with the same effect as if such Successor Entity had been named as the Company herein.

d. No Waiver. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party under this Agreement to enforce each and every such provision. No waiver of any breach of this Agreement shall be effective unless it is expressly acknowledged in a writing executed by the party against whom it is sought to be enforced, and any such waiver shall not constitute a waiver of any other or subsequent breach.

e. Section Headings, Construction. The headings used in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In no event shall the terms or provisions hereof be construed against any party on the basis that such party or counsel for such party drafted this Agreement or the attachments hereto.

f. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

g. Survival. The provisions of Sections 5, 6, 7, and 9 of this Agreement shall survive the termination of the Term for any reason.

h. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures delivered electronically (including, without limitation, by portable document format attached to an email) shall be effective for all purposes.

i. Opportunity to Review. The Employee represents that the Employee has been provided with an opportunity to review the terms of the Agreement with legal counsel.

j. Authority. The Parties represent and agree that they are duly authorized to enter into this Agreement. The individual signing this Agreement on behalf of the Company has been authorized by the Company to execute this Agreement on the Company’s behalf.

k. Compliance with Code Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption therefrom. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to the Employee’s “termination,” “termination of employment” or “termination of the Term” shall mean the Employee’s “separation from service” as defined in Code Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Code Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to Employee and the Company shall have no liability to the Employee with respect to any penalties that might be imposed on the Employee by Code Section 409A for any failure of this Agreement to comply with Code Section 409A. In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding any provision in this Agreement to the contrary, in no event will the Employee directly or indirectly designate the calendar year of payment and any severance payment conditioned on a general release of claims that is deemed to be deferred compensation under Code Section 409A and that could be made in two in more than one taxable year shall be made in the later taxable year. If the Company shall determine in that any provision of this Agreement does not comply with the requirements of Code Section 409A, the Company shall have the authority, but not the obligation, to unilaterally amend the Agreement to the extent necessary (including retroactively) in order to comply with Code Section 409A; provided that such amendment will, to the maximum extent possible, avoid diminishing the aggregate severance payments payable to the Employee hereunder (even if the timing of such severance payments must be altered). The Company shall also have the discretionary authority to take such other actions to correct any failures to comply in operation with the requirements of Code Section 409A. Such authority shall include the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement if the Company determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Code Section 409A.

l. Attorney’s Fees. In any action or proceeding (including any appeals) brought to enforce any provision of this Agreement, each party shall be responsible for its own attorneys’ fees and costs; provided, however, that nothing herein precludes the prevailing party in such an action from recovering its attorneys’ fees and costs in the manner and to the extent authorized by applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 21st day of December 2020.

GUARDION HEALTH SCIENCES, INC.		BRET SCHOLTES

By:	/s/ Andrew Schmidt	/s/ Bret Scholtes
Name:	Andrew Schmidt

EXHIBIT A

1.	Effective Date: January 6, 2021

2.	Employee Name: Bret Scholtes

3.	Position: President and Chief Executive Officer.

4.	Duties: Employee shall serve as the most senior executive officer of the Company and perform such duties and responsibilities that are typically exercised by an individual serving as the chief executive officer at publicly-held entities of the size and nature of the Company, and as determined from time to time by the Board or any committee thereof.

5.	Location of Employment: Employee will work primarily from his home office in Houston, Texas but shall report as directed from time to time by the Board at the Company’s headquarters or such other location as the Board reasonably determines.

6.	Term: Commencing on the Effective Date and ending on December 31, 2023, as may be renewed in accordance with Section 1.

7.	Base Salary: $400,000 per annum.

8.	Equity Grants: During the Term, the Employee shall be eligible to participate in all incentive awards made under the Incentive Plan to senior executives generally, as such awards are granted from time to time by the Compensation Committee of the Board (the “Compensation Committee”), in each case at a level, and on terms and conditions, that are (x) commensurate with his positions and responsibilities at the Company and (y) appropriate in light of his performance and of corresponding awards (if any) to other senior executives of the Company, all as determined at the sole discretion of the Compensation Committee.

9.	Effective Date Equity Grants: Effective as of the Effective Date, the Employee shall be granted an award of (i) stock options equal to one percent (1%) of the issued and outstanding number of shares of the Company’s common stock (the “Common Stock”) on the Effective Date (the “Stock Options”) under the Incentive Plan, at an exercise price equal to the closing price of the Common Stock on The NASDAQ Capital Market (“NASDAQ”) per share, and which grant shall vest one-third (1/3rd) on the first annual anniversary of the Effective Date, and the balance shall vest ratable in equal installments of 1/24th each month for the twenty-four (24) months thereafter, and in full upon a Change in Control (as defined in the Incentive Plan), and (ii) a grant of unvested shares of Common Stock equal to one percent (1%) of the number of shares of Common Stock issued and outstanding on the Effective Date (the “Stock Grant”) under the Incentive Plan. The shares underlying the Stock Grant shall become vested in full on the first annual anniversary of the Effective Date.

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10.	Stock Option Bonus Award Fiscal 2021. Employee shall be granted a stock option equal to two percent (2%) of the Company’s issued and outstanding shares of Common Stock on the date of grant if the Company achieves specified written performance objectives for the Company’s fiscal year ending December 31, 2021 (“Fiscal ‘21”), and established by the Board within ninety (90) days of the Effective Date, in consultation with Employee (the “Achievement Objectives”). The determination of whether the Achievement Objectives have been met shall be determined at the board’s sole discretion after the completion of the Company’s audited consolidated financial statements (“Audited Financial Statements”) for Fiscal 21. The stock options, if granted, shall be priced at the closing price of the Common Stock on NASDAQ (or such other public trading market that the shares of Common Stock are then trading) per share, and which grant shall vest one-third (1/3rd) on each of the first three (3) annual anniversaries of the grant date of such stock options, and in full upon a Change in Control (as defined in the Incentive Plan). The stock options described in this Section may be granted pursuant to the Incentive Plan or separate from the Incentive Plan as determined at the sole discretion of the Compensation Committee.

11.	Stock Option Bonus Award Fiscal 2022. Employee shall be granted a stock option equal to two percent (2%) of the Company’s issued and outstanding shares of Common Stock on the date of grant if the Company achieves specified written performance objectives for the Company’s fiscal year ending December 31, 2022 (“Fiscal ‘22”), and established by the Board within the first ninety (90) days of the commencement of Fiscal ‘22 in consultation with Employee (the “Achievement Objectives”). The determination of whether the Achievement Objectives have been met shall be determined at the board’s sole discretion after the completion of the Company’s audited consolidated financial statements (“Audited Financial Statements”) for Fiscal 22. The stock options, if granted, shall be priced at the closing price of the Common Stock on NASDAQ (or such other public trading market that the shares of Common Stock are then trading) per share, and which grant shall vest one-third (1/3rd) on each of the first three (3) annual anniversaries of the grant date of such stock options, and in full upon a Change in Control (as defined in the Incentive Plan). The stock options described in this Section may be granted pursuant to the Incentive Plan or separate from the Incentive Plan as determined at the sole discretion of the Compensation Committee.

12.	Five Year Stock Option Bonus Awards. If at any time during the first five (5) fiscal years following the Effective Date:

(i) the Company meets all of the following financial objectives as determined by the Company’s Audited Financial Statements for any such relevant annual period,

$50,000,000 in gross revenue

$10,000,000 in EBITDA

$50,000,000 in market capitalization throughout such year (provided that the stock price on NASDAQ (or such other public trading market) never closes below $1.00 per share,

then Employee shall be granted a stock option to purchase two percent (2%) of the Company’s issued and outstanding shares of Common Stock on the date of grant, shall be priced at the closing price of the Common Stock on NASDAQ (or such other public trading market that the shares of Common Stock are then trading) per share, and which grant shall vest ratable in equal installments of 1/18th each month for the eighteen (18) months thereafter, and in full upon a Change in Control (as defined in the Incentive Plan).

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(ii) the Company meets all of the following financial objectives as determined by the Company’s Audited Financial Statements for any such relevant annual period,

$80,000,000 in gross revenue

$20,000,000 in EBITDA

$100,000,000 in market capitalization throughout such year (provided that the stock price on NASDAQ (or such other public trading market) never closes below $1.00 per share,

then Employee shall be granted a stock option to purchase three percent (3%) of the Company’s issued and outstanding shares of Common Stock on the date of grant, shall be priced at the closing price of the Common Stock on NASDAQ (or such other public trading market that the shares of Common Stock are then trading) per share, and which grant shall vest ratable in equal installments of 1/18th each month for the eighteen (18) months thereafter, and in full upon a Change in Control (as defined in the Incentive Plan).

The stock options described in this Section may be granted pursuant to the Incentive Plan or separate from the Incentive Plan as determined at the sole discretion of the Compensation Committee.

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